The American Funds Income Series
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$40,652
Class B	$2,885
Class C	$2,470
Class F	$2,367
Total	$48,374
Class 529-A	$1,022
Class 529-B	$232
Class 529-C	$499
Class 529-E	$73
Class 529-F	$80
Class R-1	$93
Class R-2	$1,862
Class R-3	$1,910
Class R-4	$1,655
Class R-5	$2,629
Total	$58,429

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2857
Class B	$0.2368
Class C	$0.2336
Class F	$0.2886
Class 529-A	$0.2815
Class 529-B	$0.2275
Class 529-C	$0.2285
Class 529-E	$0.2623
Class 529-F	$0.2973
Class R-1	$0.2284
Class R-2	$0.2356
Class R-3	$0.2627
Class R-4	$0.2881
Class R-5	$0.3088

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	169,167
Class B	13,761
Class C	14,185
Class F	9,564
Total	206,677
Class 529-A	4,236
Class 529-B	1,102
Class 529-C	2,450
Class 529-E	306
Class 529-F	304
Class R-1	446
Class R-2	8,696
Class R-3	8,016
Class R-4	6,441
Class R-5	13,581
Total	252,255

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.80
Class B	$13.80
Class C	$13.80
Class F	$13.80
Class 529-A	$13.80
Class 529-B	$13.80
Class 529-C	$13.80
Class 529-E	$13.80
Class 529-F	$13.80
Class R-1	$13.80
Class R-2	$13.80
Class R-3	$13.80
Class R-4	$13.80
Class R-5	$13.80